Exhibit 99.1

Pacific Premier Bancorp
Pacific Premier Bancorp Q3 2014 Conference Call
Wednesday, October 22, 2014, 12 PM Eastern

CORPORATE PARTICIPANTS Steven Gardner Kent Smith

PRESENTATION

Operator
Good day, everyone, and welcome to the Pacific Premier Bancorp Third Quarter 2014 Conference Call and Webcast.  All participants will be in a listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0).  After today’s presentation, there will be an opportunity for you to ask questions.  To ask a question, you may press star (*) and then one (1) using a touchtone telephone; to withdraw your question, you may press star (*) and two (2).  Please also note today's event is being recorded.  I would now like to turn the conference call over to Mr. Steven Gardner, President and CEO.  Sir, please go ahead.

Steve Gardner
Thank you, Jamie.  Good morning, everyone.  I appreciate you joining us today.  As you are all aware, earlier this morning, we released our earnings for the third quarter of 2014.  And we also announced the signing of a merger agreement with Independence Bank.  I'm going to walk through some of the notable items of the third quarter results and then Kent Smith, our CFO, is going to review some of the financial details.  Additionally, I’ll be reviewing the details of the merger that are contained in the investor presentation and then we'll open up the call to questions.  The investor slide presentation about the merger can be found on the front page of our Investor Relations site, if you haven't downloaded it already.  Before I start, I'll also note that in both press releases we issued this morning, we’ve included the Safe Harbor statement relative to the forward-looking comments and I’d encourage all of you to take a look and read through those.

We delivered fairly solid results in the third quarter, which was driven by strong balance sheet growth, continued pristine credit quality and improving operating leverage.  As a result, we generated earnings per share of $0.31 in the third quarter, which is a 72% increase over the prior year's third quarter results.  We also had a substantial increase in our level of return on assets and return on tangible common equity.  As with the prior quarter, the primary driver of our earnings growth was a strong increase in total loans.  We’re seeing fairly healthy economic conditions in our markets and the diverse lines of business that we have developed are enabling us to capitalize on many areas of lending where we’re seeing good demand.  We’ve added to or expanded a number of our lending areas over the past several quarters and been focused on integrating our disciplined business development process into all of our lines of business and we’re seeing fairly good results.

We originated $171 million in new loan commitments in the third quarter, which is a significant increase in production capabilities relative to just a couple of years ago.  This resulted in 22% annualized growth in our loan portfolio during the third quarter.  As we talked about earlier in the year, our focus from a loan production standpoint has been on both C&I and construction lending in order to take advantage of their higher yields, as well as SBA lending in order to produce our, or to boost our non-interest income to gain on loan sales.  We’re pleased with the progress we’ve made in all of these areas but we’re never satisfied and have plenty of room to continue to grow and improve all of our business lines.

We had nearly $64 million in C&I loan originations during the third quarter, which was the largest component of our production.  The biggest contributor to our C&I production was through our franchise lending business which had $35 million in originations.  Our franchise lending business has benefited from having a larger balance sheet to support its growth and a more nimble operating structure that has allowed for greater opportunities in pursuing franchisee relationships.  Aside from the franchise lending, the rest of our C&I loan production was fairly broad based across a variety of industries.  We also had $41 million in construction loan production in the third quarter as we’re benefiting from the additions we made to our construction lending team earlier this year, all of which who have established relationships with season developers and investors in Southern California.  As a result of our focus on higher yielding franchise in construction loans, the weighted average rate on our loan originations increased to 5.14% in the third quarter, up from 5.05% in the last quarter.

The third area of focus, SBA lending, had very good results during the third quarter, as well.  We originated $22 million in SBA loans, compared with $17 million in the second quarter of this year.  Our result of the ramp up in our SBA business, the gain on sale income is benefiting our operating results and we expect to continue to build this business in a deliberate and thoughtful manner.  While our primary focus is on the three lending areas I mentioned, we also want to continue to have a balanced approach for all of our production lines of business and that's what we had during the third quarter with $14 million in CRE investor owned loans, $7 million in CRE business and $4 million in multi-family loan production.

Turning to our deposits, we saw a nice pick up in inflows during the third quarter.  From the end of the prior quarter, we had a $14 million increase in non-interest bearing deposits and nearly $30 million increase in money market accounts.  At September 30th, non-interest bearing deposits totaled 27.5% of the overall deposit base.  The growth primarily came from both our HOA management and commercial business customers.  Because of the strong loan production we had, we also accessed the brokered CD market, which we had utilized in the past several years.  During the third quarter we added $50 million in brokered CDs that have an average maturity of 18 months and an average rate of 65 basis points.  At the same time, we reduced our overall level of FHLB borrowings in transition some of our existing advances from overnight funds to longer term borrowings, ranging from 18 months to two years.  The cumulative effect of the addition of the brokered CDs and longer term FHLB borrowings is to lock-in rates for a longer period of time as part of our natural overall interest rate risk management strategy.  Later this year or in early 2015, we’ll be rolling out a deposit suite tailored for our franchisee clients, which should enable us to tap into this customer base as an additional source of core deposits.

Several weeks ago in September, we announced that we took advantage of some fairly attractive pricing in the debt markets and issued $60 million in subordinated notes.  The sub debt has a fixed rate of 5.75% and a 10-year maturity.  The issuance enabled us to strengthen our capital ratios of both the bank and bank holding company levels and provides us the capital we need to support our growth both organically and through additional acquisitions.

Turning to our outlook, we feel pretty good about our opportunities to continue the positive trends we’re experiencing.  Our loan and deposit pipelines are strong and well diversified.  We anticipate that our balance sheet growth will continue to result in greater efficiencies and a higher level of profitability going forward.  With that, I'm going to turn the call over to Kent; he’s going to provide a little bit more detail on our third quarter results.

Kent Smith
Thanks, Steve.  We provided a significant amount of detail in our earnings release today.  So I’m going to review just a few items where I think some additional discussion maybe warranted.  I’m going to start with our income statement.  Our net interest margin was 4.14% in the quarter.  This was down 12 basis points from the prior quarter.  The decline was primarily due to two factors, first, our cost of interest-bearing liabilities increased by 9 basis points from the prior quarter in connection with the new sub debt, the transition into a longer term FHLB funding and the addition of our brokered CDs.  And second, we redeployed some of the liquidity we raised into the securities portfolio along with higher prepayments on securities with premiums that had the effect of reducing the yield on the securities portfolio by 12 basis points.  With the full quarter impact of the new funding structure added in the third quarter, we do expect to see some additional upward pressure on our cost of interest bearing liabilities.

Given this full impact, it's possible we could see some additional compression in our net interest margin in the fourth quarter, although our overall level of loan and core deposit growth will help mitigate this impact.  Additionally over the next couple of quarters, we will redeploy some of the liquidity into loans which should help improve the yield on our interest earnings assets.  While we are seeing some increase in the yield on our loan originations, as Steve mentioned earlier, we haven’t quite reached equilibrium with the rates on the loans that are maturing or have paid off.  So we are still seeing a modest decline in our overall loan yields.  Now from a longer term perspective, the changes we made to our funding mix lengthen our liability structure in our natural part of our interest rate risk management strategy.  And as we leveraged the additional capital liquidity, we expect our net interest margin to be positively impacted over the longer term.

Our non-interest income increased by $2.0 million, or by 81% from the prior quarter.  There was one non-recurring item that contributed to this increase which was $1.1 million in settlement proceeds that were received during the quarter.  This related to a loan participation that both Canyon National Bank and Palm Desert Bank were involved in prior to our acquiring them from the FDIC.  After the borrower filed for bankruptcy, the lead lender filed the lawsuit that resulted in settlements generating a pro rata amount of proceeds for all of the participating lenders.

From our core fee generating areas, we had a $477,000 increase in net gain from sales loans, which consisted of SBA loans of $14.6 million at an overall premium of 11% and CRE investor loan sales of $10.5 million at an overall premium of 2%.  We also had $265,000 increase in loan servicing fees, which was primarily related to higher prepayment fees.  From our non-core area, we had an increase of $265,000 in net gains on investment securities in the quarter.  Our non-interest expense increased approximately 15% from the second quarter.  The most significant contributor to the increase was $1.0 million increase in compensation and benefits cost, which was primarily driven by higher commissions and incentive compensation resulting from strong business development activity in the quarter and really throughout the year.  We continue to achieve meaningful scale relative to our expense structure with an efficiency ratio of 56.6% for the quarter.

Turning to our balance sheet, our total loans increased $80.2 million, or 5.5%, from the end of the prior quarter, which was primarily a result of the organic loan production that Steve mentioned.  The loan growth was broad based throughout the portfolio.  Compared to the end of the prior quarter, C&I loans increased $41.2 million, commercial owner occupied loans increased $21.2 million, construction loans were up $20.1 million, multi-family loans increased $11.1 million and SBA loans increased $5.4 million.  Our securities portfolio increased $47.1 million from the end of the prior quarter as we invested some of the liquidity we added.  We continue to manage the security portfolio with a conservative posture with its primary purpose to support our liquidity needs.  Following the addition to the portfolio in the third quarter, the duration in the investment portfolio remained at 3.3 years.

Our total deposits were up $97.9 million, or 6.8%, during the third quarter.  The increases came across all of our deposit categories, with CDs increasing $51.9 million, primarily due to the brokered CDs that Steve discussed, money market's increasing $29.6 million and non-interest bearing deposits increasing $14.3 million.  With the issuance of our sub-debt and the changes we made to the composition of our FHLB advances, our total borrowings amounted to $266 million at September 30th and had a weighted average cost of 1.93%, up from a weighted average cost of 61 basis points at the end of the prior quarter.

Finally, asset quality, our asset quality, we continue to see solid credit metrics across the loan portfolio during the third quarter.  Our non-performing assets declined by $200,000 in the quarter to just 12 basis points in total assets.  We had net loan charge offs of $250,000, or just 7 basis points of total loans.  For the third quarter, we recorded a provision for loan losses of $1.3 million.  This provision was driven by strong levels of growth we had in the portfolio, as well as our ongoing effort to move our overall level of allowance more in line with our peers.

Despite this very low level of losses we continue to experience, we believe that it’s prudent to maintain a level of reserve that is closer to industry averages.  At September 30th, our allowance to total loans ratios were 70 basis points.  Although, when the fair market value discounts related to acquired loans are included in the total, then our ratio increases to 85 basis points.  And we continue to have very strong coverage of our non-accrual loans with allowance that represents 604% of our non-accruals at the end of the quarter.  Going forward, we don’t see anything to indicate that our credit cost would continue to be very manageable.  Now, I am going to turn the call back to Steve to discuss the merger we announced today.

Steve Gardner
As Kent mentioned and I did as well earlier, we announced the signing of a merger agreement with Independence Bank, which has its corporate offices about one mile from us in Newport Beach California.  Independence Bank has six depository branches, $426 million in assets, $341 million in loans and $358 million in deposits.  We have the customary cautionary statement regarding forward-looking comments in the investor slide deck.  So I’m going to start on page three with the title, The Transaction Rationale.

The transaction makes a lot of sense for us as we are very familiar with Independence Bank, their directors, executives, employees and their overall business banking strategy.  The rationale for the transaction is very compelling.  The merger with Independence Bank will allow us to fill in the gap between our Orange County branches and the Coachella Valley and San Bernardino and further strengthen our foothold in Southern California.  Independence has built an attractive and diversified loan portfolio that has very strong credit quality matrix.  The deposit base fits nicely with our lower cost core deposit franchise that we’ve built over the past few years.  And with this acquisition, Pacific Premier will be at the $2.5 billion mark in total assets and ultimately strengthen our competitive positioning as one of the premier commercial banks in Southern California.

From a financial perspective, this merger is equally attractive.  It will allow us to deploy the capital we recently raised with the sub-debt and we're projecting an internal rate of return in excessive of 20%.  In the first full year of operations, which should be 2016, we expect the transaction to be accretive to EPS by approximately 9.6%.  The tangible book value payback period is relatively short at approximately 3.2 years.  Because of the overlap we have with some of their branches, there'll be significant cost savings in operational synergies.

Slide 4 depicts our footprint after the merger and as you can see, the Independence Bank branches in red will fill in the area between our coastal branches and the branches in the desert and San Bernardino and will really strengthen our Inland Empire presence.  This will give us new branches in the cities of Corona, Riverside, San Juan Capistrano and Tustin California.  The two branches in Newport Beach and Fountain Valley will be consolidated into our existing nearby branches which will result in cost savings for the combined company.  We’ll also benefit from the consolidation of the corporate headquarters, as well.

On Slide 5, we list some of the details of the transaction.  We’re paying $71.5 million, or $13.64 per share of independent stock.  The consideration will consist of approximately 90% stock and 10% cash.  The exchange ratio will be fixed.  We expect the transaction to close in the first quarter of 2015, subject to customary regulatory approvals and shareholder approvals for both companies.  After the deal is closed, we’ll continue to have strong capital ratios to support both our organic and acquisitive growth.

On Slide 6, we list some of additional details on the financial impact and the assumptions we’re using to model the transaction.  The purchase price values Independence Bank at 139.3% of tangible book per share and a trailing 12 month PE of 20.7.  If you use the mean analyst estimates as a baseline, then we’re expecting the deal to be EPS accretive by approximately 5% in 2015 and 9.6% in 2016.  That’s when you exclude the non-recurring merger related costs.  With the significant overlap in our operations in the two branches we’ll be consolidating, we’re expecting cost savings of approximately 45% of Independence non-interest expense.  We’re expecting 75% of those cost savings will be phased in in 2015 and then 100% in 2016.  The fair volume mark on the loan portfolio is 1.65% at closing.  We also expect pre-tax one time transaction cost to be approximately $6.3 million, owing to the IT contract termination fees, professional fees, IT conversion fees, severance and change in control payments.  Lastly, we’re not assuming any revenue synergies in our model, but historically we’ve been pretty good at cross selling customers and given the stronger balance sheet and larger lending limit, we think that there are some very attractive opportunities going forward for the combined entity.

Slide 7 gives you an overview of Independence Bank.  In the most recent quarter they had an ROA of 0.77% and a return on tangible common equity of 7.3%.  They had very strong balance sheet growth in the third quarter, growing loans at an annualized rate of almost 28% and deposits at 21%.  Earlier this year they completed an acquisition of Premier Service Bank in Riverside California and those two branches in Riverside and Corona make this acquisition particularly attractive to us.

On Slide 8, we compare how the acquisition will impact our loan and deposit mix.  On a pro forma basis, we’ll be at about $1.9 million in total loans and given the fairly attractive average yield of the Independence Bank loan portfolio of 5.6%, this will benefit us and have a meaningful positive impact by raising the total yield on the loan portfolio to 5.35%.  When you look at the Independence deposit base, it’s primarily transaction deposits with the total cost of 40 basis points and when you combine the two deposit base, you’re looking at a combined 36 basis points cost to deposits.

On Slide 9, we include some of the details on our capital ratios after the closing on a pro forma basis and you’ll see that we continue to have a strong capital position with in excess of $28 million above our targeted leverage ratio of 8%.  So, as I said before, we’ll continue to have enough capital to support both the organic growth and additional M&A opportunities as they arise.

Slide 10, is some concluding thoughts.  The merger will put us at $2.5 billion in total assets, which continues as adds to our scarcity value; there are few commercial banks with our size and quality of franchise in Southern California.  The transaction makes both strategic and financial sense.  The overlap of the two institutions will result in meaningful cost savings and synergies.  We’re continuing to improve our funding mix by adding the nice amount of low cost core deposits, which we’ll be able to deploy the capital we just raised in a way that will create a lot of value for our shareholders over time.  The combined company is going to be well positioned from a capital and liquidity standpoint to take additional market share and grow our balance sheet in earnings in the future.  Finally, it’s another significant step in the strategic plan we’ve developed to build Pacific Premier into one of the premier commercial bank franchises in Southern California.  So, with that, we’d be happy to take any questions.  Jamie, do you want to let the callers know how to get into the queue for the Q&A?

QUESTIONS AND ANSWERS

Operator
At this time, we’ll begin the question and answer session.  To ask a question, you may press star (*) and then one (1) using your touchtone telephones.  If you’re using a speakerphone, we do ask that you please pick up your handset before pressing the keys to insure the best sound quality.  If at any time your question has been addressed and you would like to withdraw your question, you may press star (*) and two (2).  Again, it is star (*) and then one (1) to join the question queue.  And our first question today comes from Andrew Liesch from Sandler O'Neill.  Please go ahead with your question.

Andrew Liesch
Hi Steve, congratulations on the deal.

Steve Gardner
Thank you, Andrew.

Andrew Liesch
Couple questions, the gains on SBA sales, is this $1.6 billion or so, is that an appropriate level to be forecasting going forward or, I was kind of curious where that pipeline stands now?

Steve Gardner
The pipeline is in good position.  It’s pretty healthy, headed into the third quarter a little over $40 million and so the number, the run rate that we had in the third quarter certainly seems achievable going forward.

Andrew Liesch
Great.  And then, with the acquisition, I’m just curious, is there something that Independence does particularly well, like something that you think they can, like a loan product or a lending strategy that you think will be additive for your existing footprint, your existing franchise?

Steve Gardner
I think they do traditional C&I commercial business banking extremely well and it’s that core competency along with the ability to serve the community in those markets that they’re in is really going to help accelerate our growth.

Andrew Liesch
Got you.  Thank you, I’ll step back.

Steve Gardner
Thanks again, Andrew.

Operator
Our next question comes from Brian Zabora from KBW.  Please go ahead with your question.

Brian Zabora
Thanks, good morning.

Steve Gardner
Hi, Brian.

Brian Zabora
Question on the compensation expenses, could you give us a sense of how much was variable compensation this quarter versus last quarter?

Steve Gardner
Kent, do you have that number, variable versus fixed?

Kent Smith
Not right off hand, no.

Steve Gardner
Brian, we’ll have to get back to you.  A large portion of that increase is variable, though, in the third quarter, there again, due to the strong loan growth that we’ve seen here during the second and third quarter and as it’s continued through this year.

Brian Zabora
Sure, understandable.  And also, on transactions, you mentioned that you’re still looking at, it sounds like potentially for additional acquisitions.  How long do you think you maybe spend time working on Independence, integrating that before you consider another opportunity?  And also you talked about LA being an area of focus or an area that you’d like to expand into, is that also continues to be focus even after the transaction?

Steve Gardner
LA absolutely continues to be a focus of ours and we will be expanding into that market at some point in the future, ideally through an acquisition, but we’ll also consider opening up loan production offices, as well.  We’re in very good position, the nice thing is with Independence that they’ve done an excellent job along with the Premier service team in integrating the two institutions; and given the fact that so many of the employees, executives and many of the customers are known to us, we feel that the integration is going to occur fairly quickly and smoothly.  We currently have tentatively set for a system conversion in early April, anticipating, obviously, a Q1 close.  And so we’re in a really good position right now to certainly consider other acquisitions, as well, and we’re going to continue to do so.

Brian Zabora
That’s great.  And then just one, sorry, one last question.  Could you just give us your thought on asset sensitivity given the changes you made on the balance sheet and then taking any consideration Independence, how does your asset sensitivity look after everything, that transaction closes.

Steve Gardner
We’re still slightly asset sensitive, both before and after.  There’s not a significant difference in the composition and makeup of the asset liability risk of Independence when compared to us.  We obviously took advantage of some fairly low rates in the market and locked in some of our liability cost during the third quarter.

Brian Zabora
Great.  Thanks for taking my questions and congratulations on the transaction.

Steve Gardner
Thanks again, Brian.

Operator
Our next question comes from Gary Tenner from DA Davidson.  Please go ahead with your question.

Gary Tenner
Thanks, good morning.  One question on the quarter in terms of the franchise lending business, really good originations there, any geographic concentration there?  Are you're doing a lot more in California or anything to speak of there?

Steve Gardner
It’s fairly well diversified, but almost to the opposite, Gary, is we want to get more business out of California.  We’re just scratching the surface at this point but there were a couple of notable relationships that we have in the pipeline that are in California in the franchise lending business and so no real geographic change from when we acquired Infinity.

Gary Tenner
Okay.  And then on the transaction, I don’t know if I missed the comment on this, but in terms of when the deal closes, how rapidly would you plan on the conversion and closing those two branches?

Steve Gardner
We would close or consolidate the two branches into our existing facilities right around the same time that we convert the core systems, which are currently slated for early April.

Gary Tenner
Okay.  And then, just in terms of a couple of the new markets, as go up into Tustin or out to Riverside and Corona, any particular different dynamics there relative to small business opportunities for you guys?

Steve Gardner
Not really significantly different than the existing markets we’re in.  Although I will say that with Riverside and Corona, we see some pretty significant opportunities in the Inland Empire as it continues to come back from obviously a significant downturn and, as I said earlier and we included in the press release, we’re seeing pretty healthy economic activity throughout Southern California and that's true for the Inland Empire, as well.

Gary Tenner
All right, thanks for the questions and congratulations on the deal.

Steve Gardner
Thanks, Gary.

Operator
And our next question comes from Tim Coffey from FIG Partners.  Please go ahead with your question.

Tim Coffey
Thanks, good morning, gentlemen.

Steve Gardner
Hi Tim.

Tim Coffey
Hey, great quarter all around.  On the organic loan growth, you just mentioned just now about the healthy environment that you're seeing in Southern California.  I was wondering if you can give me a little more color about what you're seeing and what makes it so healthy in your eyes?

Steve Gardner
You know, I think that going back to when the country came out of the recession in the second quarter of ‘09, what we had seen since that point has been sort of slow steady growth of business customers and that has continued.  But what started to transpire a couple of years back, at this point, Tim, is the fact that the real estate markets started to participate, as well, and that had been a drag on the overall economy.  And as the real estate markets continue to heal and improve and grow, that’s just adding to the overall activity in the region.  And so, whether it's manufacturing, wholesale, wholesalers, distributors, bio-tech, healthcare; we’re seeing fairly broad-based growth.  I would not categorize it as robust, but it’s been good steady increases across the board.

Tim Coffey
Okay.  Are you, the loan growth you had this quarter, how much of that came from existing clients versus new clients?

Steve Gardner
I don't have that specific number in front of me, but the vast majority of this is new business, new customers that we’re bringing into the bank.

Tim Coffey
Okay.  And then on that line of thought, are you having more success getting the initial meetings with the clients or is the success coming on kind of the second meetings?

Steve Gardner
It's across the board and as I said in the comments and Kent alluded to as well, it's broad based.  And so the franchise lending group did a very nice job and they continue to build their business and that’s based off of long-time relationships that they have in their industry expertise in the franchise lending group, in our core C&I business with the bankers and commercial lenders here.  The business we bring in each quarter are frequently business owners that we talked to one year, three years, five years ago and through our disciplined follow up, and staying in contact with them when they make, reach that decision to change banks, we’re usually at the top of the list of somebody that they’re going to be talking to.  And that's frequently the business that we’re winning on the C&I side.

Tim Coffey
Okay.  And the, what was kind of the average size of the new loans this quarter?

Steve Gardner
Kent, do you have the average origination?

Kent Smith
I don't have that.

Steve Gardner
We don't have that at hand off the top of our head.  We can get that to you, I think, shortly, Kent’s going to run the number for me.

Tim Coffey
Okay.  I'm just trying to get an idea of whether the origination was granular or chunky?

Steve Gardner
The average loan size was $850,000.

Tim Coffey
Great.  Okay, thanks.  Those are all my questions, appreciate it.

Steve Gardner
Thanks, Tim.

Operator
Once again, if you would like to ask a question, please press star (*) and one (1).  You may press star (*) and then two (2) to remove yourself from the question queue.  And our next question comes from Don Worthington from Raymond James.  Please go ahead with your question.

Don Worthington
Good morning, Steve and Kent.

Kent Smith
Good morning.

Steve Gardner
Hi, Don.

Don Worthington
In terms of the construction lending this quarter, what types of loans were those?

Steve Gardner
Predominately, the same single-family along coastal Southern California, but we also had a couple of apartment projects in there that were just under, two separate ones under $5 million, about $2.3 and $2.4.  We had one owner-occupied commercial real estate construction loan of just under a million.  And then all the rest of it is single family or 1 to 4 unit.  There again all generally along coastal Southern California.

Don Worthington
Okay.  Great.  And, then would you anticipate doing more along the lines of restructuring FHLB advances or extending maturities with CDs?

Steve Gardner
We’re regularly monitoring and managing our interest rate risk profile.  And so we will look at, we do look at it every quarter.  At this point, we don't anticipate any additional fixed rate advances from the FHLB side.

Don Worthington
Okay.  Thanks.  And offer my congratulations as well on the transaction.

Steve Gardner
Appreciate that, Don.

Operator
And at this time in showing no additional questions, I’d like to turn the conference call back over to Mr. Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Thank you very much, Jaime, and thank you all for joining us today and if you have any additional questions, please do not hesitate to call either Kent or myself.

Operator
Ladies and gentlemen, that does conclude today's conference call.  We do thank you for attending.  You may now disconnect your telephone lines.